LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

– Revenue of $71.5 million up 36% – Gross Merchandise Volume (GMV) of $104.2 million up 67% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $8.2 million up 41% –

WASHINGTON – August 4, 2008 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal third quarter ended June 30, 2008 (Q3-08).  Liquidity Services, Inc. (LSI or the Company) is a leading online auction marketplace for wholesale, surplus and salvage assets.

The Company reported record consolidated Q3-08 revenue of $71.5 million, a growth rate of approximately 36% over the prior year.  Adjusted EBITDA for Q3-08 was a record $8.2 million, a growth rate of approximately 41% over the prior year.  Q3-08 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces during a given period, was a record $104.2 million, a growth rate of approximately 67% over the prior year.

Net income in Q3-08 was $3.8 million or $0.14 diluted earnings per share.  Adjusted net income in Q3-08 was a record $4.5 million or $0.16 adjusted diluted earnings per share, a growth rate of approximately 33% over the prior year.

The Company’s ability to create liquid marketplaces for wholesale, surplus and salvage assets generates a continuous flow of goods from its corporate and government sellers.  This flow of goods in turn attracts an increasing number of professional buyers to the marketplaces.

“Q3-08 was a record quarter for LSI as we grew GMV in all major areas of our business and completed the acquisition of Geneva in May,” said Bill Angrick, Chairman and CEO of LSI.  “Despite a weakening economy, LSI grew consolidated GMV by 67% over the prior year period, or 29% excluding the acquired GovDeals and Geneva businesses, and generated cash from operating activities of approximately $5.5 million during the quarter.  Our surplus business GMV grew approximately 35% over the prior year period and our scrap business GMV grew approximately 51% over the prior year period and 27% sequentially. Our commercial business GMV grew approximately 18% over the prior period driven by strong GMV growth in the consignment model, which was up 18% sequentially during the quarter and 28% over the prior year, while our purchase model was consistent over the same periods.  The GovDeals acquisition added $20.9 million in consignment GMV for the quarter, significantly ahead of plan.  Our business development activity remains strong, exemplified by the closing of the Geneva Group acquisition, which strengthens our position in the European commercial marketplace.  Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 948,000 registered buyers, which is up approximately 46% over the prior year period, including the addition of a record 56,000 new registered buyers in the third quarter.”

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Business Outlook

The following forward-looking statements assume that current business trends and our operating environment continue, including (i) improvement in margins and product mix in our commercial business, (ii) continued improvement in inventory turnover within our commercial marketplace, (iii) start-up costs associated with the opening of our new distribution center in Bentonville, Arkansas, (iv) a seasonal slow down in the fourth quarter, and (v) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We earned $1.4 million under this incentive feature for the 12 months ended June 30, 2008 and we recorded this amount in the quarter ended June 30, 2008.  We are eligible to receive this incentive in each year of the term of the Scrap contract.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our base rate of 26%.  This incentive is measured quarterly during fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus Contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million for the fourth quarter of fiscal year 2008.

GMV – We expect GMV for fiscal year 2008 to range from $354 million to $356 million.  We expect GMV for Q4-08 to range from $94 million to $96 million.

Adjusted EBITDA – Our expected Adjusted EBITDA for fiscal year 2008 is unchanged from prior guidance.  We expect Adjusted EBITDA for Q4-08 to range from $6.7 million to $6.9 million.

Adjusted Diluted EPS – Our estimated Adjusted Earnings Per Diluted Share for fiscal year 2008 is unchanged from prior guidance.  In Q4-08, we estimate Adjusted Earnings Per Diluted Share to be $0.13.

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Key Q3-08 Operating Metrics

Registered Buyers — At the end of Q3-08, registered buyers totaled approximately 948,000 including GovDeals and Geneva, representing a 46% increase over the approximately 649,000 registered buyers at the end of Q3-07.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to 499,000, including GovDeals and two months of Geneva, in Q3-08, an approximately 73% increase over the approximately 287,000 auction participants in Q3-07.

Completed Transactions — Completed transactions increased to 108,000 including GovDeals and two months of Geneva, an approximately 101% increase for Q3-08 from the approximately 54,000 completed transactions in Q3-07.

GMV and Revenue Mix — GMV continues to diversify due to the continued rapid growth in our scrap businesses and the addition of GovDeals.  As a result, the percentage of GMV derived from the DoD Surplus Contract (under which we utilize the profit-sharing model) during Q3-08 decreased to 20.4% compared to 25.3% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-08	Q3-07
Profit-Sharing Model:
Surplus	20.4%	25.3%
Scrap	22.2%	24.6%
Total Profit Sharing	42.6%	49.9%

Consignment Model:
GovDeals	20.0%	—
Commercial	17.7%	23.1%
Total Consignment	37.7%	23.1%

Purchase Model	15.3%	23.5%
International and Other	4.4%	3.5%
Total	100.0%	100.0%

Revenue Mix

	Q3-08	Q3-07
Profit-Sharing Model:
Surplus	29.8%	30.0%
Scrap	32.4%	29.2%
Total Profit Sharing	62.2%	59.2%

Consignment Model:
GovDeals	2.1%	—
Commercial	5.9%	7.2%
Total Consignment	8.0%	7.2%

Purchase Model	22.3%	27.9%
International and Other	7.5%	5.7%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest expense (income) and other expense (income), net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(in thousands) (unaudited)
Net income	$3,847	$3,053	$8,857	$7,840
Interest expense (income) and other expense (income), net	(292)	(475)	(1,402)	(1,624)
Provision for income taxes	2,672	2,134	6,176	5,422
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	584	355	1,436	935

EBITDA	7,014	5,270	15,677	13,183
Stock compensation expense	1,177	526	3,440	1,409

Adjusted EBITDA	$8,191	$5,796	$19,117	$14,592

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$3,847	$3,053	$8,857	$7,840
Stock compensation expense (net of tax)	695	310	2,030	831

Adjusted net income	$4,542	$3,363	$10,887	$8,671

Adjusted basic earnings per common share	$0.16	$0.12	$0.39	$0.31

Adjusted diluted earnings per common share	$0.16	$0.12	$0.39	$0.31

Basic weighted average shares outstanding	27,964,662	27,857,115	27,953,526	27,720,937

Diluted weighted average shares outstanding	28,237,150	28,321,395	28,201,988	28,215,689

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Conference Call

The Company will host a conference call to discuss the fiscal third quarter 2008 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866.770.7146 or 617.213.8068 and providing the participant pass code 38903374.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website until September 4, 2008 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until September 4, 2008 at 11:59 p.m. ET.  To listen to the replay, dial 888.286.8010 or 617.801.6888 and provide pass code 97803188.  Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis because the measures do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability, our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of GovDeals and Geneva into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale, surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.558.6234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	June 30,	September 30,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,622	$39,954
Short-term investments	726	21,655
Accounts receivable, net of allowance for doubtful accounts of $1,072 and $371 at June 30, 2008 and September 30, 2007, respectively	4,396	5,098
Inventory	16,637	16,467
Prepaid expenses and other current assets	7,119	5,486
Total current assets	79,500	88,660
Property and equipment, net	4,717	4,202
Intangible assets, net	6,088	4,568
Goodwill	36,516	11,446
Other assets	3,034	2,266
Total assets	$129,855	$111,142
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,902	$3,333
Accrued expenses and other current liabilities	7,808	10,299
Profit-sharing distributions payable	8,015	6,919
Customer payables	7,687	6,329
Current portion of capital lease obligations	3	5
Current portion of long-term debt	—	13
Total current liabilities	32,415	26,898
Capital lease obligations, net of current portion	3	5
Long-term debt, net of current portion	—	29
Other long-term liabilities	2,971	2,176
Total liabilities	35,389	29,108
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 27,968,465 and 27,939,059 shares issued and outstanding at June 30, 2008 and September 30, 2007, respectively	28	28
Additional paid-in capital	64,386	60,820
Accumulated other comprehensive income	663	653
Retained earnings	29,389	20,533
Total stockholders’ equity	94,466	82,034
Total liabilities and stockholders’ equity	$129,855	$111,142

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Revenue	$71,473	$52,505	$193,579	$146,952
Costs and expenses:
Cost of goods sold (excluding amortization)	19,552	13,291	51,117	33,292
Profit-sharing distributions	24,200	17,559	67,636	54,178
Technology and operations	10,411	8,125	30,689	24,365
Sales and marketing	4,469	3,556	12,519	9,745
General and administrative	5,827	4,704	15,941	12,189
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	584	355	1,436	935

Total costs and expenses	65,246	47,793	179,948	135,314

Income from operations	6,227	4,712	13,631	11,638
Interest income (expense) and other income, net	292	475	1,402	1,624

Income before provision for income taxes	6,519	5,187	15,033	13,262
Provision for income taxes	(2,672)	(2,134)	(6,176)	(5,422)

Net income	$3,847	$3,053	$8,857	$7,840

Basic earnings per common share	$0.14	$0.11	$0.32	$0.28

Diluted earnings per common share	$0.14	$0.11	$0.32	$0.28

Basic weighted average shares outstanding	27,964,662	27,857,115	27,953,526	27,720,937

Diluted weighted average shares outstanding	28,237,150	28,321,395	28,201,988	28,215,689

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Operating activities
Net income	$3,847	$3,053	$8,857	$7,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	787	558	2,046	1,545
Stock compensation expense	1,177	526	3,440	1,409
Provision for doubtful accounts	100	—	(64)	—
Changes in operating assets and liabilities:
Accounts receivable	(146)	(289)	1,846	(1,519)
Inventory	1,598	(2,510)	1,304	(7,821)
Prepaid expenses and other assets	(156)	492	(1,975)	(2,540)
Accounts payable	1,354	(1,145)	3,200	247
Accrued expenses and other	33	2,387	(4,537)	2,101
Profit-sharing distributions payable	(1,494)	(4,175)	1,096	(1,519)
Customer payables	(1,534)	(2,527)	1,358	(1,566)
Other long-term liabilities	(65)	14	8	1,062

Net cash provided by (used in) operating activities	5,501	(3,616)	16,579	(761)
Investing activities
Purchases of short-term investments	(557)	(14,197)	(25,307)	(28,594)
Proceeds from the sale of short-term investments	21,755	5,421	46,043	21,887
(Decrease) increase in goodwill and intangibles	(18)	27	(41)	12
Cash paid for acquisitions	(16,238)	—	(25,627)	(10,232)
Purchases of property and equipment	(488)	(614)	(1,242)	(2,282)

Net cash (used in) provided by investing activities	4,454	(9,363)	(6,174)	(19,209)
Financing activities
Principal repayments of capital lease obligations and debt	—	—	(46)	(64)
Proceeds from exercise of common stock options and warrants (net of tax)	14	259	107	748
Incremental tax benefit from exercise of common stock options	15	82	18	781
Net proceeds from the issuance of common stock	—	(282)	—	1,046

Net cash provided by financing activities	29	59	79	2,511
Effect of exchange rate differences on cash and cash equivalents	195	57	184	203

Net (decrease) increase in cash and cash equivalents	10,179	(12,863)	10,668	(17,256)
Cash and cash equivalents at beginning of the period	40,443	49,966	39,954	54,359

Cash and cash equivalents at end of period	$50,622	$37,103	$50,622	$37,103
Supplemental disclosure of cash flow information
Cash paid for income taxes	$2,245	$624	$9,384	$5,584
Cash paid for interest	$11	$1	$20	$4